OFFERING CIRCULAR/PROXY STATEMENT

                                ENTERACTIVE, INC.

              OFFER TO EXCHANGE 2.8 COMMON STOCK PURCHASE WARRANTS
                         EXPIRING DECEMBER 13, 2001 INTO
                          ONE SHARE OF ITS COMMON STOCK


         THE SECURITIES TO BE ISSUED IN EXCHANGE FOR THE WARRANTS HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT PASSED UPON THE FAIRNESS OF SUCH TRANSACTION NOR CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SINCE THE EXCHANGE OFFER IS CONDITIONED UPON THE APPROVAL OF CERTAIN AMENDMENTS TO THE TERMS OF THE PREFERRED STOCK (INCLUDING BUT NOT LIMITED TO A DELAY IN THE DATE THAT THE PREFERRED STOCK CAN FIRST BE CONVERTED INTO COMMON STOCK FROM MAY 1, 1998 TO JUNE 30, 1999), THE COMPANY IS REQUIRING THAT ANY WARRANT HOLDER WHO WOULD LIKE TO PARTICIPATE IN THE EXCHANGE OFFER IS REQUIRED TO DELIVER A WRITTEN CONSENT APPROVING SUCH AMENDMENTS TO THE COMPANY ALONG WITH THE LETTER OF TRANSMITTAL INDICATING THAT THEY WILL EXCHANGE WARRANTS FOR COMMON STOCK.

         Enteractive, Inc. ("Enteractive" or the "Company") hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Offering Circular/Proxy Statement (the "Offering Circular/Proxy Statement"), and in the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange 2.8 of its currently outstanding common stock purchase warrants expiring December 13, 2001 (the "Warrants") into one share of its common stock, $.01 par value per share (the "Common Stock"). All of the Warrants were issued in a private placement to accredited investors consummated in December 1996 (the "December 1996 Private Placement") whereby the Company sold 84 Units, each Unit consisting of 50,000 Warrants and eighty (80) shares of Class A Convertible Preferred Stock ("Preferred Stock"). As of the date of this Offering Circular/Proxy Statement , there are 4,200,000 Warrants outstanding and 6,720 shares of Preferred Stock outstanding. Pursuant to the terms of the Certificate of Designations, Preferences and Other Rights and Qualifications for the Preferred Stock, each share of Preferred Stock is convertible at any time after April 30, 1998 into such whole number of shares of Common Stock equal to the aggregate stated value of the Preferred Stock to be converted divided by the lesser of (i) $2.00 or (ii) 50% of the average closing sale price for the Common Stock for the last ten trading days in the fiscal quarter of the Company prior to such conversion. The Exchange Offer is being made for up to all outstanding Warrants. Each Warrant currently entitles the registered holder to purchase one share of the Company's Common Stock at an exercise price of $4.00 per Share. After the expiration of the Exchange Offer and only up to December 18, 1997 at 5:00 p.m., New York City time, the holders of Warrant will be able to convert such securities into shares of Common Stock at such exercise price.

         In connection with the Exchange Offer and as a condition to the consummation of the Exchange Offer, the Company is also seeking the written consent of the holders of not less than a majority of all outstanding shares of Preferred Stock to proposed amendments to the Certificate of Designations, Preferences and Other Rights and Qualifications of Class A Preferred Stock which would (i) delay the date when the Preferred Stock can first be converted into Common Stock of the Company from May 1, 1998 to June 30, 1999 (the "Delayed Conversion Option") and (ii) modify the redemption feature of the Preferred Stock (the "Revised Redemption Terms") so that (a) one-third of the net proceeds from any public offering consummated by the Company prior to January 1, 2000 will be used to redeem the outstanding Preferred Stock and (b) if the closing price of the Company's Common Stock is at least $6.00 for 10 trading days in any 30 day period, the Company will use its best efforts to complete an underwritten offering of its Common Stock. The Preferred Stock will be redeemed on a pro rata basis, as currently provided in the Certificate of Designations, Preferences and Other Rights and Qualifications of Class A Preferred Stock. For further information relating to the amendment of the terms of the Preferred Stock, see "Amendment of Terms of Preferred Stock." If the proposal is approved,the Company will send to all Preferred Stockholders who did not approve the proposal a notice pursuant to Section 228(d) of the Delaware General Corporation Law ("DGCL") that the proposal has been approved in accordance with the DGCL. Accordingly, as required by Section 228(d) of the DGCL, such notice may be sent even before the closing of the Exchange Offer, however, the effectiveness of the amendment will be conditional upon the consummation of the Exchange Offer..

         The terms and conditions of the Exchange Offer will not be applicable to any Warrants that are not accepted pursuant to the Exchange Offer, or which are delivered for exchange after the Expiration Date.

         THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 18, 1997, UNLESS EXTENDED (SUCH DATE AS EXTENDED FROM TIME TO TIME, THE "EXPIRATION DATE"). WARRANTS TENDERED IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. AFTER THE EXPIRATION DATE, WARRANTS TENDERED IN THE EXCHANGE OFFER MAY NOT BE WITHDRAWN UNLESS THE EXCHANGE OFFER IS TERMINATED OR EXPIRES WITHOUT CONSUMMATION THEREOF.

         Notwithstanding any other provision of the Exchange Offer, the Company's obligation to accept for exchange, and to exchange, Warrants properly tendered and not withdrawn pursuant to the Exchange Offer is conditioned upon certain conditions (including, among others, there shall be no litigation instituted which seeks to prevent or enjoin this Exchange Offer) set forth under "The Exchange Offer--Conditions to the Exchange Offer", including but not limited to the agreement by each Warrant holder who tenders Warrants to approve the proposal to amend the terms of the Preferred Stock. If the conditions of the Exchange Offer are satisfied or waived and the Warrants are accepted by the Company for exchange, the Common Stock will be exchanged on or promptly after the date on which the Warrants are accepted for exchange (the "Exchange Offer Acceptance Date"). Subject to applicable securities laws and the terms set forth in this Offering Circular/Proxy Statement, the Company reserves the right (i) to waive any and all conditions to the Exchange Offer, (ii) to extend the Exchange Offer or (iii) otherwise to amend the Exchange Offer in any respect.

         The terms of the Exchange Offer equate to one share of Common Stock (trading at a last reported sales price on Nasdaq of $3.03125 on November 13, 1997) for 2.8 Warrants. The Common Stock is traded on the Nasdaq Small Cap Market ("Nasdaq") and the Boston Stock Exchange, the symbols of which are "ENTR" and "ENT", respectively.


         See "Risk Factors" on page 17 for a discussion of certain factors that should be carefully considered in connection with the exchange offered hereby.

                                ----------------

                                    IMPORTANT

         Any beneficial holder of Warrants desiring to tender all or any portion of his Warrants and approve the proposal to amend the terms of the Preferred Stock should either (i) complete and sign the Letter of Transmittal/Written Consent (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or (ii) deliver it, together with the certificates representing tendered Warrants and any other required documents, to Continental Stock Transfer & Trust Company (the "Exchange Agent"). Holders who wish to tender Warrants and whose certificates representing such Warrants are not immediately available or who cannot comply with the procedures for book entry transfer on a timely basis may tender such Warrants by following the procedures for guaranteed delivery set forth in "The Exchange Offer -- Procedures for Tendering."

                               -------------------

         The date of this  Offering  Circular/Proxy  Statement  is November  19,
1997.

         The Exchange Offer will expire at 5:00 p.m., New York City time, on December 18, 1997 (such time and date, the "Expiration Date"), unless the Company, in its sole discretion, extends the period during which the Exchange Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Exchange Offer, as so extended by the Company, shall expire. See "The Exchange Offer -- Expiration; Extension; Termination; Amendment." Fractional shares of Common Stock will be rounded to the nearest whole number.

                             ----------------------

         NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER ANY HOLDER OF WARRANTS SHOULD TENDER WARRANTS PURSUANT TO THE EXCHANGE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS
CONTAINED  IN  THIS  OFFERING  CIRCULAR/PROXY  STATEMENT  OR IN  THE  LETTER  OF
TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATIONS, INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR/PROXY STATEMENT NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS OFFERING CIRCULAR/PROXY STATEMENT IS FURNISHED SOLELY TO HOLDERS OF RECORD OF THE WARRANTS.

         This Offering Circular/Proxy Statement does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities covered by this Offering Circular/Proxy Statement, nor does it constitute an offer to sell or a solicitation of an offer to buy any such securities by any person in any jurisdiction in which such offer or solicitation would be unlawful.

         The Exchange Offer is being made by the Company in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), afforded by Section 3(a)(9) thereof. The Company therefore will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of Warrants. Officers, directors and regular employees of the Company may solicit tenders of Warrants but they will not receive additional compensation therefor. The Common Stock that will be issued pursuant to the Exchange Offer will be "restricted securities" as such term is defined under Rule 144 of the Securities Act. However, the holders of such Common Stock will be able to "tack" the holding period of the Warrants to their Common Stock for purposes of Rule 144. Accordingly, since the Warrants were acquired on December 13, 1996, sales of the Common Stock may be made in compliance with Rule 144 commencing December 13, 1997.

         IN DECIDING WHETHER TO ACCEPT THE EXCHANGE OFFER, HOLDERS OF WARRANTS MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANY AND THE TERMS OF THE EXCHANGE OFFER, INCLUDING THE MERITS AND RISKS INVOLVED.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference in this Offering Circular/Proxy Statement : (i) the Company's Annual Report on Form 10-KSB for the fiscal year ended May 31, 1997, (the "1997 Form 10-KSB"); (ii) the Company's Current Report on Form 8-K dated October 8, 1997; (iii) the Company's Quarterly Report on Form 10-QSB for the quarter ended August 31, 1997 (the "Form 10-QSB"); (iv) the Company's Current Report on Form 8-K dated October 2, 1997; and (v) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on September 28, 1994. EACH WARRANT HOLDER IS URGED TO READ THE 1997 FORM 10-KSB IN ITS ENTIRETY. THE 1997 FORM 10-KSB AND THE FORM 10-QSB AND THE FORM 10-QSB ARE ATTACHED HERETO AS ANNEX 1 AND ANNEX II, RESPECTIVELY.

         The Company also incorporates herein by reference all documents and reports subsequently filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offering Circular/Proxy Statement and prior to termination of this Exchange Offer. Such documents and reports shall be deemed to be incorporated by reference in this Offering Circular/Proxy Statement and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offering Circular/Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded, except as so modified or superseded, shall not be deemed to constitute a part of this Offering Circular/Proxy Statement.

         The Company will provide without charge to each person to whom a copy of this Offering Circular/Proxy Statement has been delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents unless they are specifically incorporated by reference into such documents. Requests for such copies should be directed to: Enteractive, Inc., 110 West 40th Street, Suite 2100, New York, New York 10018 Attention: Mr. Kenneth Gruber, Chief Financial Officer.

         The Company intends to furnish its shareholders with annual reports containing financial statements audited and reported upon by its independent accounting firm and make available to stockholders quarterly reports containing unaudited interim financial information and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

         This  Offering   Circular/Proxy   Statement   includes   references  to
trademarks of entities other than the Company which have reserved all rights with respect to their respective trademarks.

                              AVAILABLE INFORMATION

         The Company has filed with the Commission a Schedule 13E-4, which term shall encompass any amendments thereto, under the Exchange Act, with respect to the Exchange Offer. This Offering Circular/Proxy Statement does not contain all the information set forth in the Schedule 13E-4 and the exhibits thereto, to which reference is hereby made for further information about the Company and the Exchange Offer.

         The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy and information statements, and other information with the Commission. The Schedule 13E-4 and all reports, proxy and information statements, and other information filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at the Northeast Regional Office, Seven World Trade Center, New York, New York 10048, and the Midwest

Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a home page on the World Wide Web that contains reports, proxy and information statements, and other information regarding registrants that file electronically. The address of such site is http://www.sec.gov.

         The Company will provide without charge to each person to whom a copy of this Offering Circular/Proxy Statement has been delivered, on the written and oral request of such person, a copy of the Schedule 13E-4. Requests for such copies should be directed to: Enteractive, Inc., 110 West 40th Street, Suite 2100, New York, New York 10018 Attention: Mr. Kenneth Gruber, Chief Financial Officer; telephone (212) 221-6559.

         The Common Stock is listed on Nasdaq, and all reports, proxy and information statements, and other information filed with the Commission also may be inspected at the Nasdaq SmallCap Market, 1735 K Street, N.W., Washington, DC 20006.

                             ----------------------

                                TABLE OF CONTENTS

Incorporation of Certain Documents by Reference...........................4
Available Information.....................................................4
Offering Summary..........................................................7
Risk Factors............................................................ 14
Dilution................................................................ 19
Conditions to the Exchange Offer........................................ 19
Certain Federal Income Tax Considerations............................... 27
Exchange Agent.......................................................... 28
Miscellaneous............................................................28
Description of Securities............................................... 28
Proposal to Amend the Terms of the Preferred Stock.......................30

                                OFFERING SUMMARY

         The following is a summary of certain information included in this Offering Circular/Proxy Statement or in documents incorporated by reference herein. It is not intended to be complete and is qualified in its entirety by the more detailed information found elsewhere in this Offering Circular/Proxy Statement or in such documents, which should be read with care. As used herein, unless the context otherwise requires, the "Company" refers to Enteractive, Inc. and its subsidiaries. As used herein, the term "Offering Circular/Proxy Statement" shall mean this Offering Circular/Proxy Statement and all Appendixes and Exhibits hereto, as the same may be amended, supplemented, restated or otherwise modified from time to time. The term "Exchange Offer" shall mean the offering contemplated hereby. Reference to the Company's fiscal year shall refer to the calendar year in which the Company's fiscal year ends (e.g., fiscal year 1997 refers to the Company's fiscal year ended May 31, 1997).

The Company

         Enteractive, Inc., a Delaware corporation ("Enteractive" or the "Company"), incorporated in December 1993, is the successor to Sonic Images Productions, Inc., a District of Columbia corporation incorporated in 1979 which was merged with and into the Company in May 1994 ("Merger"). The Company, as the surviving entity of the Merger, continued its existence following the Merger as a Delaware corporation. On February 29, 1996, Lyriq International Corporation merged into a wholly owned subsidiary of the Company pursuant to an Agreement and Plan of Merger. Headquartered in New York, New York, the Company offers products and services to customers for the design, development, operation and maintenance of customer Intranets or sites on the Internet and World Wide Web. Its address is 110 West 40th Street, Suite 2100, New York, New York 10018 and its telephone number is (212) 221- 6559. Its World Wide Web site address is http://www.crstone.com.

Recent Developments

         On September 26, 1997 the Company completed the previously announced distribution agreement with Enteractive Distribution Company, LLC ("EDC"), an unrelated company. Under the terms of the agreement EDC acquired the inventory and certain accounts receivable existing at the date of the closing resulting from the Company's interactive multimedia publishing business. In addition the Company has assigned its domestic distribution contracts with its domestic distributors to EDC and has granted EDC an exclusive license to market the Company's interactive multimedia titles in North America for a minimum of two years. Under the terms of the transaction, the Company has been guaranteed the greater of $100,000 or 50% of EDC's proceeds from the sale of the inventory in the 9 months following the closing and 50% of the accounts receivable balances collected by EDC within 24 months of closing. The Company will also receive royalties on sales of its products subsequent to liquidation of existing inventory of 15% of the net sales for three years and 10% of the net sales thereafter. EDC will also pay the Company a 5% royalty from the sales of any third party products it sells. The Company is evaluating the most appropriate manner to continue licensing its multimedia titles outside the United States. The Company does not believe that it will incur significant ongoing costs associated with the domestic or international distribution of its multimedia titles.

         As a result of the Company's agreement with EDC and its decision to cease the direct sale marketing of its interactive multimedia related business assets, the Company wrote down the majority of its interactive multimedia related business assets in the fourth quarter of fiscal 1997 to the related anticipated minimum proceeds of $100,000. These assets are classified as "assets held for sale" in the Company's May 31, 1997 balance sheet.

         On October 14, 1997 the Company completed an exchange offer (the "Public Warrant Exchange Offer") whereby it issued 248,864 shares of Common Stock in exchange for 4,977,280 of its publicly-traded common stock purchase warrants which represents 97.2% of the publicly-traded stock purchase warrants then outstanding. The remainder of the publicly-traded common stock purchase warrants expired unexercised on October 20, 1997. As a result of the foregoing, such common stock purchase warrants were delisted from trading on the Nasdaq SmallCap Market and the Boston Stock Exchange.

         In October 1997, the Company issued 50,000 shares of Common Stock pursuant to the exercise of options. Such options had an exercise price of $2.35.

                               THE EXCHANGE OFFER

The Offering                        The Company is offering to exchange Warrants
                                    tendered  to  the   Company   prior  to  the
                                    Expiration  Date and accepted by the Company
                                    on the basis of 2.8  Warrants  for one share
                                    of  Common   Stock  (the   "Exchange   Offer
                                    Consideration").  The terms of the  Exchange
                                    Offer  equate to one  share of Common  Stock
                                    (trading at a last  reported  sales price on
                                    Nasdaq of $3.03125 per share on November 13,
                                    1997)  for  2.8   Warrants.   Each   Warrant
                                    currently  entitles the registered holder to
                                    purchase one share of the  Company's  Common
                                    Stock at an  exercise  price  of  $4.00  per
                                    Share.  Although  the Company has no current
                                    intention to do so, if it should  modify the
                                    Exchange Offer  Consideration,  the modified
                                    consideration   would  be  applicable   with
                                    regard  to  all  Warrants  accepted  in  the
                                    Exchange  Offer,  including  those  tendered
                                    before the announcement of the modification.
                                    If  the  Exchange  Offer   Consideration  is
                                    modified,  the  Exchange  Offer will  remain
                                    open at least  ten  business  days  from the
                                    date the  Company  gives  notice  by  public
                                    announcement  or  otherwise,   of  such.  As
                                    described herein, the Exchange Offer is conditioned on the approval by the holders of a majority of the Preferred Stock to the proposed amendments to the Certificate of Designations, Preferences and Other Rights and Qualifications of the Preferred Stock.
                                    See  "The  Exchange  Offer  --  Terms of the
                                    Exchange Offer."


Purpose of Offering                 The purpose of the Exchange  Offer  Offering
                                    is to reduce the  overhang to the market for
                                    the Common Stock by (i) continuing to reduce
                                    the  number  of  outstanding  warrants  (the
                                    Company   also   reduced   the   number   of
                                    outstanding   warrants  through  the  Public
                                    Warrant  Exchange  Offer) and (ii)  delaying
                                    the right of Preferred Stockholders to elect
                                    to convert their  Preferred  Stock to Common
                                    Stock to a date  when the  Company  believes
                                    that its Common Stock will be trading  above
                                    $4.00 thereby  reducing the number of shares
                                    of Common  Stock that the  Company  might be
                                    required to issue upon the conversion of the
                                    Preferred  Stock.  However,  there can be no
                                    assurance  as to the  trading  price  of the
                                    Common  Stock at the time of  conversion  of
                                    the  Preferred  Stock or at any other  time.
                                    During  the ten (10) day  trading  period in
                                    the fiscal quarter immediately preceding the
                                    date  of the  commencement  of the  Exchange
                                    Offer,  the average  closing  sales price of
                                    the  Company's  Common  Stock as reported by
                                    the  Nasdaq  SmallCap  Market  was $1.47 per
                                    share.    Assuming    conversion    of   all
                                    outstanding  Preferred Stock based upon such
                                    trading  price an  aggregate  of  12,330,275
                                    shares of Common Stock would be issued as of the date of commencement of the

                                    Exchange  Offer.  The  Exchange  Offer  also
                                    enables  the  holders  of  the  Warrants  to
                                    derive an earlier return on their investment
                                    in  the  December  1996  Private   Placement
                                    through their  ownership of the Common Stock
                                    to be issued in the Exchange  Offer since at
                                    the  present  time,  the  Warrants  are  not
                                    likely to be exercised  because they have an
                                    exercise  price  of  $4.00  per  share.   In
                                    contrast,   under  Rule  144,   the  Warrant
                                    holders may combine the holding  periods for
                                    the  Warrants and the Common Stock that they
                                    will   receive   in  the   Exchange   Offer.
                                    Accordingly, since the Warrants were granted
                                    on December 13, 1996, the Common Stock to be
                                    received in the  Exchange  Offer may be sold
                                    by the  Warrant  holders in the open  market
                                    commencing  one year after they received the
                                    Warrants  (or  December   13,   1997).   See
                                    "Purposes   and  Effects  of  the   Exchange
                                    Offer."

Expiration Date                     5:00 p.m.,  New York City time,  on December
                                    18,  1997,  unless  extended by the Company.
                                    See  "The  Exchange   Offer  --  Expiration;
                                    Extensions; Termination; Amendment. After expiration of the Exchange Offer and prior to December 13, 2001 at 5:00 p.m., the Warrants will be convertible into Common
                                    Stock at an exercise price of $4.00 (as such price may be adjusted in certain events).

Withdrawal of Tenders               Tenders of Warrants  may be withdrawn at any
                                    time prior to the expiration of the Exchange
                                    Offer.   Thereafter,    such   tenders   are
                                    irrevocable,   except   that   they  may  be
                                    withdrawn   after  the   expiration   of  40
                                    business days from the commencement of the Exchange Offer, unless accepted for exchange prior to that date. See "The Exchange Offer
                                    -- Withdrawal Rights."

Acceptance of and Delivery
    of Common Stock                 The Company will accept for exchange any and
                                    all Warrants that are properly tendered prior to the Expiration Date. Fractional shares of Common Stock will be rounded to the nearest whole number. The Common Stock to be issued pursuant to the Exchange Offer will be delivered on or promptly following the Exchange Offer Acceptance Date. The
                                    Exchange Agent (as defined herein) will act as agent for tendering holders for the purpose of issuing Common Stock. See "The
                                    Exchange  Offer --  Acceptance  of Warrants;
                                    Delivery of Common Stock."

Conditions to the Exchange
    Offer The obligation of the Company to consummate the Exchange Offer is subject to certain conditions including, among others, there shall be no litigation instituted which seeks to prevent or enjoin the Exchange Offer and the approval of the proposal to amend the terms of the Preferred Stock by a majority of the holders of Preferred Stock. The Company reserves the right to amend the Exchange Offer at any time for any reason. See "The Exchange Offer -- Conditions to the Exchange Offer."

Procedures for Tendering
    Warrants Each holder of Warrants wishing to accept the Exchange Offer must complete and sign the Letter of Transmittal, in accordance with the instructions contained herein and therein, and forward or hand deliver such Letter of Transmittal, together with any signature guarantees and any other documents required by the Letter of Transmittal, including certificates representing the tendered Warrants or confirmations of, or an Agent's Message (as defined herein) with respect to, book entry transfers of such Warrants, to the Exchange Agent at one of its addresses set forth on the back cover page of this Offering Circular/Proxy Statement. Included with the Letter of Transmittal is a written consent of the holders of the Preferred Stock providing for the approval of amendments to the terms of the Preferred Stock. Since the Exchange Offer is conditioned upon the approval of the amendments to the Preferred Stock, the Company is requiring that any Warrant holder who would like to participate in the Exchange Offer is required to deliver the written consent to the Company along with the Letter of Transmittal. Holders of Preferred Stock who do not elect to exchange Warrants for Common Stock may nevertheless consent to the amendment to the Preferred Stock by duly executing the written consent. Any beneficial owner of Warrants whose securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee is urged to contact the registered holder(s) of such securities promptly to instruct the registered holder(s) whether to tender such beneficial owner's securities. Beneficial Holders whose certificates representing their Warrants are not immediately available or who cannot deliver their certificates or any other required documents to the Exchange Agent prior to the Expiration Date may tender their Warrants pursuant to the guaranteed delivery procedure set forth herein. See "The Exchange Offer -- Procedures for Tendering -- Guaranteed Delivery."

Certain Federal Income Tax
    Consequences                    For a discussion of certain  federal  income
                                    tax consequences of the Exchange Offer to holders of Warrants, see "Certain Federal
                                    Income Tax Considerations."

The Warrants, the Common Stock
    and the Preferred Stock         As of October 31, 1997, there were 7,978,305
                                    shares   of   Common    Stock   issued   and
                                    outstanding  and 8,137,840  shares of Common
                                    Stock  reserved for  issuance in  connection
                                    with the  exercise  of  outstanding  each of
                                    options  and  warrants,  including  Warrants
                                    reserved in  connection  with this  Exchange
                                    Offer.  In  addition,  the Company has 6,720
                                    shares of Convertible Preferred Stock issued
                                    and   outstanding    each   of   which   are
                                    convertible  commencing  May 1,  1998 on the
                                    basis of the  aggregate  stated value of the
                                    Preferred  Stock to be converted  divided by
                                    the  lesser of (i) $2.00 per share of Common
                                    Stock  or (ii)  50% of the  average  closing
                                    sale price for the Common Stock for the last
                                    ten  trading  days in the fiscal  quarter of
                                    the  Company  prior to such  conversion.  If
                                    such  Preferred  Stock  was  converted  into
                                    Common   Stock   as  of  the   date  of  the
                                    commencement  of this Exchange  Offer,  such
                                    Preferred  Stock would be  convertible  into
                                    12,330,275  shares of Common Stock.  It is a
                                    condition  of the  Exchange  Offer  that all
                                    Warrant  holders who tender  their  Warrants
                                    approve the  amendments  to the terms of the
                                    Preferred  Stock which  among  other  things
                                    provides for the Delayed  Conversion  Option
                                    and the Revised  Redemption Terms. Since the
                                    number of shares that are issuable  upon the
                                    conversion  of  the  Convertible   Preferred
                                    Stock is based in part on the  market  price
                                    of the Common Stock, the Delayed  Conversion
                                    Option could result in less shares of Common
                                    Stock being  issued upon the  conversion  of
                                    the  Preferred  Stock.  Assuming that all of
                                    the  holders  of  the  outstanding  Warrants
                                    accept  the  Exchange  Offer,  the number of
                                    issued  and  outstanding  shares  of  Common
                                    Stock upon the  consummation of the Exchange
                                    Offer  would   increase  by   1,500,000   to
                                    9,478,305 and the number of shares of Common
                                    Stock  reserved for  issuance in  connection
                                    with the exercise of  outstanding  warrants,
                                    options and  Preferred  Stock  (assuming the
                                    Preferred Stock was convertible  into Common
                                    Stock  as of  October  31,  1997)  would  be
                                    16,268,115.    See   "Description   of   the
                                    Warrants"   and   "Description   of  Capital
                                    Stock."

Trading The Common Stock is reported on the Nasdaq Small Cap Market ("Nasdaq") under the symbol "ENTR." The Common Stock is also traded on the Boston Stock Exchange under the symbol "ENT".

Exchange Agent                      Continental  Stock Transfer & Trust Company.
                                    See "The Exchange Offer -- Exchange Agent."

Risk Factors See "Risk Factors" beginning on page 14 for discussion of certain risk factors that should be carefully considered in connection with deciding whether to tender Warrants in the Exchange Offer.

Amendment to the Terms
of the Preferred Stock              See  "Proposal  to  Amend  the  Terms of the
                                    Preferred   Stock"  for  a  description   of
                                    proposed amendments to the Preferred Stock which must be approved by the holders of not less than a majority of all outstanding shares of Preferred Stock. Such approval is a condition to the consummation of the Exchange Offer.

                                  RISK FACTORS

         The securities offered hereby involve a high degree of risk. Prospective investors should carefully consider the following risk factors, as well as information contained elsewhere in this Offering Circular/Proxy Statement, before making a decision to tender the Warrants in exchange for shares of Common Stock and approving the proposal to amend the terms of the Preferred Stock.

GENERAL RISKS AND RISKS RELATED TO CURRENT FINANCIAL CONDITION

         History of Losses; Change in Strategy; Continuing Net Losses; Accumulated Deficit. The Company has incurred significant losses since inception. In July 1996, the Company announced a restructuring whereby certain members of its management resigned and certain fixed costs were reduced as a result of the Company's decision to focus its efforts on recreation and entertainment products. Subsequently, the Company decided to capitalize on its expertise in on-line and internet development to provide on-line and internet web-site development and network solutions for corporations. In connection therewith, the Company incurred significant expenses to start the Internet services business and the Company continues to incur significant losses. For the year ended May 31, 1997 and the quarter ended August 31, 1997, the Company had net losses of $8,236,700 and $1,634,100, respectively. The Company had an accumulated deficit of $24,589,600 as of August 31, 1997. The Company anticipates that significant losses are likely to continue until such time, if ever, as the Company can profitably deliver network solutions, services and products.

         Dependence on Management; Need to Attract Additional Personnel. The Company is dependent upon the business and technical expertise of its executive and creative personnel. In particular, the loss of the services of Andrew Gyenes, the Chairman of the Board and Chief Executive Officer, could have a material adverse effect upon the Company. The Company has obtained a "key person" insurance policy on the life of Mr. Gyenes in the amount of $1,000,000 under which the Company is the beneficiary. In addition, the ability to attract and retain highly trained executives and professionals with background experience and knowledge of the Internet, intranet and other new media platforms is critical to the success of the Company. The Company's ability to develop its businesses will depend upon its ability to recruit and retain additional personnel, including engineering, marketing and management personnel. Competition for qualified personnel is intense and accordingly, there can be no assurance that the Company will be able to retain or hire all of the necessary personnel or that the Company may not otherwise need to change its personnel to compete in its rapidly changing market.

         Limited Working Capital; Possible Need for Additional Financing; Uncertainty of Capital Funding. As of August 31, 1997, the Company had cash and cash equivalents of $3,063,400. In May 1996, the Company consummated a public offering whereby it received net proceeds of approximately $6,791,600. In December 1996, the Company consummated the December 1996 Private Placement and received approximately $7,869,100 in net proceeds. The Company expects that its existing capital resources will enable it to undertake the Company's new strategy and to maintain its current operations for the next 9 months. However, based on management's assessment of the demand for Web-related services, the Company may significantly alter the level of expenses both within the next 9 months and thereafter. Moreover, these funds may not be sufficient to meet the Company's longer term cash requirements for operations. The Company may also be required to obtain additional financing to continue to operate its business. The Company does not currently have a line of credit. There can be no assurance that any additional financing, if required, will be available to the Company on acceptable terms, if at all. Any inability by the Company to obtain additional financing, if required, will have a material adverse effect on the operations of the Company.

RISKS RELATED TO DESIGNING, DEVELOPING, INSTALLING, MAINTAINING AND HOSTING CORPORATE WEB SITES

         Developing Market For Providing Network Solutions, Products and Services; New Entrants, USWeb Relationship. A portion of the Company's future growth is dependent to a significant extent upon its ability to derive revenue from sales to its customers of its "network related products and services," which the Company defines as designing, developing, installing, maintaining and hosting corporate web sites and networks for internal communications as well as external commerce. The market for designing, developing, installing, maintaining and hosting corporate web sites and networks has only recently begun to develop, is rapidly evolving, highly competitive, and is characterized by an increasing number of market entrants who have introduced or developed products and services for communication and commerce. Demand and market acceptance for such services are subject to a high level of uncertainty and there can be no assurance that commerce and communication through such services will continue to grow. In connection with this new strategy, the Company has entered into an agreement with US Web whereby it is a franchisee in a new franchise with no known comparable franchise model and where the market for such franchise is untested. USWeb has had limited experience as a franchisor and the Company has no previous experience as a franchisee and the future success of the Company will be dependent in part on the overall success of the US Web Network, which there can be no assurance. While the Company believes that it can generate revenues as a franchisee, there can be no assurance that it can generate revenues or become profitable in the future. Finally, under the terms of the franchise agreement, the Company can only serve certain territories and there can be no assurance that the Company will be able to obtain additional franchises or serve additional territories in the future.

         Internet Services Competition; Low Barriers to Entry. The market for the Company's web site related services is highly competitive. The Company faces competition from national and regional advertising agencies, specialized and integrated marketing communication firms as well as sole proprietorships and small businesses in the computer network solutions industry. The Company expects that new competitors that either provide integrated or specialized services (e.g., corporate identity and packaging, advertising services or World Wide Web site design) and are technologically proficient, will emerge and will be competing with the Company. Many of the Company's competitors or potential competitors have longer operating histories, longer client relationships and significantly greater financial, management and other resources than the Company. Although only a few of these competitors have to date offered a full range of Internet and Intranet development and maintenance services, several have announced their intention to offer comprehensive Internet and Intranet solutions. Furthermore, most of the Company's current and potential competitors have longer operating histories, larger installed customer bases, longer relationships with customers and significantly greater financial, technical, marketing and public relations resources than the Company and could decide to increase their resource commitments to the Company's market. In addition, many of the Company's competitors have lower overhead, more technical expertise and more advanced technology. To the extent that existing competitors or new competitors cause the Company to lose clients, the Company's business, financial condition and operating results could be materially adversely affected. Additionally, the Company has no significant proprietary technology that would preclude or inhibit competitors from entering the integrated marketing communication solutions market. The Company intends to compete on the basis of price and the quality of its services. In addition, the market for Internet and Intranet development is relatively new and subject to continuing definition, and, as a result, the core business of certain competitors may better position them to compete in this market as it matures. Competition of the type described above could materially adversely affect the Company's business, results of operations and financial condition. There can be no assurance that existing or future competitors will not develop or offer marketing communication services and products that provide significant performance, price, creative or other advantages over those offered by the Company, which could have a material adverse effect on the Company's business, financial condition and operating results.

         Uncertain Adoption of the Internet and Intranet as a Medium of Commerce and Communications; Dependence on the Internet and Intranet. The Company's ability to derive revenues from providing web-related and network solutions will depend in part upon industry demand for Internet and Intranet services and the type and quality of infrastructure for providing Internet and Intranet access and carrying Internet and Intranet traffic. The

Internet and Intranet may not become efficient, viable commercial marketplaces because of issues such as, among other things, security, reliability, cost, ease of use and access, and quality of service, and because of inadequate development of the necessary solutions infrastructure, such as a reliable computer network or timely development of complementary products, such as high speed modems. If the necessary infrastructure or complementary products are not developed or the Internet and Intranet do not become efficient, viable commercial marketplaces, the Company's business, financial condition and operating results could be materially adversely affected. Furthermore, even if the Internet and Intranet become efficient, viable commercial marketplaces, there can be no assurance that businesses will elect to outsource Web site and Intranet development and maintenance services. If such services prove to be unreliable, ineffective or too expensive, or if software companies develop tools sufficiently user-friendly and cost-effective for nonprofessionals to use, enterprises may choose to develop and maintain all or part of their Web sites or Intranets in-house.

         Management of Growth. The rapid execution necessary for the Company to exploit the market for its business model requires an effective planning and management process. The Company's rapid growth has placed, and is expected to continue to place, a significant strain on the Company's managerial, operational and financial resources. The Company expects that continued hiring of new personnel will be required to support its business. To manage its growth, the Company must continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. There can be no assurance that the Company's systems, procedures or controls will be adequate to support the Company's operations or that the Company's management will be able to achieve the rapid execution necessary to exploit the market for the Company's business model. The Company's future operating results will also depend on its ability to expand its Technology Services, Marketing and Affiliate Operations organizations. If the Company is unable to manage growth effectively, the Company's business, results or operations and financial condition will be materially adversely affected.

         Uncertain Acceptance and Maintenance of USWeb Brand. The Company believes that establishing and maintaining the USWeb brand is a critical aspect of its efforts to attract customers and that the importance of brand recognition will increase due to the increasing number of companies entering the market for Internet and Intranet service provision. Promotion of the USWeb brand will depend largely on the success of USWeb's marketing and the ability of the Company and other USWeb affiliates to provide high quality, reliable and cost effective Web site and Intranet design, development and maintenance services. Furthermore, in order to promote the USWeb brand in response to competitive pressures, the Company may find it necessary to increase its marketing budget or otherwise increase its financial commitment to creating and maintaining brand loyalty among customers. If USWeb fails to promote and maintain its brand, or incurs excessive expenses in an attempt to promote and maintain its brand, the Company's business, results of operations and financial condition will be materially adversely affected.

         Risks Associated with Acquisitions. As part of its business strategy, the Company expects to make acquisitions of, or significant investments in, businesses that currently offer complementary web site and network solution related services, products and technologies. Any such future acquisitions or investments would be accompanied by the risks commonly encountered in acquisitions of businesses. Such risks include, among other things, the difficulty of assimilating the operations and personnel of the acquired businesses, the potential disruption of the Company's ongoing business, the inability of management to maximize the financial and strategic position of the Company through the successful incorporation of acquired personnel and clients, the maintenance of uniform standards, controls, procedures and policies and the impairment of relationships with employees and clients as a result of any integration of new management personnel. The Company expects that future acquisitions, if any, could provide for consideration to be paid in cash, stock or a combination of cash and stock. There can be no assurance that any of these acquisitions will be consummated. If an entity is acquired by the Company and such entity is not efficiently or completely integrated with the Company, then the Company's business, financial condition and operating results could be materially adversely affected.

RISKS RELATED TO THE CAPITALIZATION OF THE COMPANY

         Authorization of Preferred Stock. In addition to the Preferred Stock, the Company's Board of Directors has the authority, without further action by the stockholders, to issue 1,993,280 shares of preferred stock, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. While no additional class or series of preferred stock can be senior to the Preferred Stock, the issuance of preferred stock in the future could adversely affect the voting power of holders of the Company's Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any additional shares of preferred stock.

         No Dividends. The Company has never paid cash dividends on the Common Stock. The Company intends to retain any future earnings to finance its growth.

         Outstanding Options and Warrants. There are currently outstanding options and warrants to purchase 8,137,840 shares in the aggregate at exercise prices ranging between $1.75 and $6.60, including 4,200,000 Warrants. In addition, as of October 31, 1997, the Company has 6,720 shares of Preferred Stock issued and outstanding which are convertible commencing May 1, 1998. During the ten (10) day trading period in the fiscal quarter immediately preceding the commencement of this Exchange Offer, the average closing sales price of the Company's Common Stock as reported by the Nasdaq SmallCap Market was $1.47 per share. Assuming conversion of all outstanding Preferred Stock based upon such trading price an aggregate of 12,330,275 shares of Common Stock would be issued. The exercise of such options and warrants or the conversion of the Preferred Stock will have a dilutive effect on the ownership interests of the Company's existing stockholders. It is a condition of the Exchange Offer that all Warrant holders who tender their Warrants accept the Delayed Conversion Option and the Revised Redemption Terms. Since the number of shares that are issuable upon the conversion of the Preferred Stock is based in part on the market price of the Common Stock, the Delayed Conversion Option could, depending upon the trading price of the Company's Common Stock, result in less shares of Common Stock being issued upon the conversion of the Preferred Stock.

         Possible Volatility of Securities Prices. The market price of Common Stock has in the past been, and may in the future continue to be, volatile. A variety of events, including quarter to quarter variations in operating results, news announcements or the introduction of new products by the Company or its competitors, as well as market conditions in the interactive multimedia industry or changes in earnings estimates by securities analysts may cause the market price of the Common Stock to fluctuate significantly. In addition, the stock market in recent years has experienced significant price and volume fluctuations which have particularly affected the market prices of equity securities of many companies that service the software industry and which often have been unrelated to the operating performance of such companies. These market fluctuations may adversely affect the price of the Common Stock.

         Indefinite Amount of Common Stock Issuable upon the Conversion of Preferred Stock. The holders of the Preferred Stock have the right, at the holder's option, at any time after April 30, 1998 (or June 30, 1999 if the Delayed Conversion Option is accepted), or from time to time to thereafter, to convert each share of Preferred Stock into such whole number of shares of Common Stock equal to the aggregate stated value ($1,250) of the Preferred Stock to be converted divided by the lesser of (i) $2.00 or (ii) 50% of the average closing sale price for the Common Stock for the last ten trading days in the fiscal quarter of the Company prior to such conversion. Accordingly, if the price of the Common Stock is below $4.00, the number of shares that the Company will be required to issue upon the conversion of the Preferred Stock will be uncertain. While the Company intends to have sufficient authorized capital with respect to the conversion of the Preferred Stock, there can be no assurance that the Company will in fact have a sufficient amount of authorized Common Stock to cover all conversions of Preferred Stock.

         New Nasdaq Regulations. On August 22, 1997, the Commission approved changes previously approved by the Board of Directors of The Nasdaq Stock Market, Inc. that further strengthen both the quantitative and qualitative standards for issuers listing on Nasdaq. While the Company presently meets the new standards, there can be no assurance that it will continue to be able to do so. If it should fail to meet one or more of such standards, its Common Stock would be subject to deletion from Nasdaq. If this should occur, trading, if any, in the Common Stock, would then continue to be conducted in the over-the-counter market on the OTC Bulletin Board, an NASD- sponsored inter-dealer quotation system, or in what are commonly referred to as "pink sheets." As a result, an investor may find it more difficult to dispose of or to obtain accurate quotations as to the market value of the Company's Common Stock.

         Forward Looking Statements. This Offering Circular/Proxy Statement contains certain forward-looking statements, which are intended to be covered by the safe harbors created by the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability of the Company to provide a full range of Internet and Intranet-based business solutions. Although the Company believes that the assumptions, including the demand for Web-related services, underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                                    DILUTION

         As of August 31, 1997, the unaudited pro forma net tangible book value of the Company was $4,006,400, or approximately $.50 per share based on 7,978,305 shares of Common Stock outstanding after giving effect to the issuance of 248,864 shares of Common Stock as a result of the Public Warrant Exchange Offer and the exercise of options to purchase 50,000 shares of Common Stock at an exercise price of $2.35 per share. Assuming the issuance of an additional 1,500,000 shares of Common Stock pursuant to this Exchange Offer (without giving effect to the conversion of the Company's outstanding Preferred Stock and other options and warrants outstanding), the pro forma net tangible book value of the Company's Common Stock at August 31, 1997 would have been $4,006,400 or approximately $.42 per share based on 9,478,305 shares of Common Stock outstanding. Net tangible book value per share represents the tangible assets of the Company less all liabilities, divided by the number of shares outstanding.


                        CONDITIONS TO THE EXCHANGE OFFER

         Notwithstanding any other provision of the Exchange Offer, the Company will not be required to accept for exchange, subject to any applicable rules or regulations of the Commission, any Warrants tendered for exchange and may postpone the exchange of any Warrants tendered and to be exchanged by it, and may terminate or amend the Exchange Offer as provided herein if any of the following conditions exist:

                  (1) the written consent of the holders of not less than a majority of all outstanding shares of Preferred Stock of the proposed amendments to the Certificate of Designations, Preferences and Other Rights and Qualifications of the Class A Preferred Stock (i.e., the Delayed Conversion Option and the Revised Redemption Terms);

                  (2) there shall have been instituted or threatened or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person,
(i) that challenges the making of the Exchange Offer, or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of the Exchange Offer or otherwise adversely affect, in any material manner, the Exchange Offer or which requires the Company to file a registration statement in respect of the Common Stock being offered as consideration in the Exchange Offer or (ii) that is, or is reasonably likely to be, in the sole judgment of the Company, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company;

                  (3)  there   shall  have   occurred   any   material   adverse
development, in the sole judgment of the Company, with respect to any action or proceeding concerning the Company;

                  (4) an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in the sole judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer or that is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company;

                  (5) there shall have occurred or be likely to occur any event affecting the business or financial affairs of the Company or which, in the sole judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer, or that will, or is reasonably likely to, materially impair the contemplated benefits to the Company of the Exchange Offer, or otherwise result in the consummation of the Exchange Offer not being or not reasonably likely to be in the best interests of the Company;

                  (6) the Company shall not have received from any federal, state or local governmental, regulatory or administrative agency or instrumentality, any approval, authorization or consent that, in the sole judgment of the Company, is necessary to effect the Exchange Offer; and

                  (7) there shall have occurred (a) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (b) any significant adverse change in the price of the Warrants or the Common Stock in the United States securities or financial markets, (c) a material impairment in the trading market for debt or equity securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (e) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, or other event that, in the reasonable judgment of the Company, might affect, the extension of credit by banks or other lending institutions, (f) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (g) any imposition of a general suspension of trading or limitation of prices on Nasdaq, or (h) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

         All the foregoing conditions are for the sole benefit of the Company and may be asserted by the Company at any time regardless of the circumstances giving rise to such conditions and may be waived by the Company, in whole or in part, at any time and from time to time, in the sole discretion of the Company. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

         If any of the conditions set forth in this section shall not be satisfied, the Company may, subject to applicable law, (i) terminate the Exchange Offer and return all Warrants tendered pursuant to the Exchange Offer to tendering holders; (ii) extend the Exchange Offer and retain all tendered Warrants until the Expiration Date for the extended Exchange Offer; (iii) amend the terms of the Exchange Offer or modify the consideration to be provided by the Company pursuant to the Exchange Offer; or (iv) waive the unsatisfied conditions with respect to the Exchange Offer and accept all Warrants tendered pursuant to the Exchange Offer.

                  EXPIRATION; EXTENSION; TERMINATION; AMENDMENT

         The Exchange Offer is scheduled to expire at 5:00 PM, New York City time, on the Expiration Date. The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Exchange Offer is open by giving oral or written notice of such extension to the Exchange Agent and making a public announcement thereof as described in the second succeeding paragraph. There can be no assurance that the Company will exercise its right to extend the Exchange Offer. During any extension of the Exchange Offer, all Warrants previously tendered pursuant thereto and not exchanged or withdrawn will remain subject to the Exchange Offer and may be accepted for exchange by the Company at the expiration of the Exchange Offer subject to the right of a tendering holder to withdraw his Warrants. See "The Exchange Offer -- Withdrawal of Tenders."

         The Company also expressly reserves the right, subject to applicable law, (i) to delay acceptance for exchange of any Warrants or, regardless of whether such Warrants were theretofore accepted for exchange, to delay the exchange of any Warrants pursuant to the Exchange Offer or to terminate the Exchange Offer and not accept for exchange any Warrants, if any of the conditions to the Exchange Offer specified herein fail to be satisfied by giving oral or written notice of such delay or termination to the Exchange Agent; (ii) to waive any condition to the Exchange Offer and accept all the Warrants tendered; and (iii) at any time, or from time to time, to amend the terms of Exchange Offer in any respect, including the Exchange Offer Consideration. The reservation by the Company of the right to delay exchange or acceptance for exchange of Warrants is subject to the provisions of Rule 13e-4(f)(5) under the Exchange Act, which requires that the Company pay the consideration offered or return the Warrants deposited by or on behalf of holders thereof promptly after the termination or withdrawal of the Exchange Offer. No fractional shares of Common Stock will be issued in the Exchange Offer. All fractional shares will be rounded to the nearest whole number.

         Any extension, delay, termination or amendment of the Exchange Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Company may choose to make a public announcement of any extension, delay, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service, except in the case of an announcement of an extension of the Exchange Offer, in which case the Company shall have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice shall be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

         If the Company makes a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or if the Company waives any condition of the Exchange Offer that results in a material change to the circumstances of the Exchange Offer, the Company will disseminate additional Exchange Offer materials in a manner reasonably calculated to inform holders of Warrants of such change, and will provide holders of Warrants adequate time to consider such materials and their participation in the Exchange Offer. The minimum period during which the Exchange Offer must remain open following a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, other than a change in the Exchange Offer Consideration or the percentage of the Warrants sought in the Exchange Offer, will depend upon the facts and circumstances, including the relative materiality, of the changed terms or information.

         If the Company increases or decreases the Exchange Offer Consideration or the amount of Warrants sought in the Exchange Offer, the Exchange Offer will remain open at least ten business days from the date that the Company first publishes, sends or gives notice, by public announcement or otherwise, of such increase or decrease. The Company has no current intention to increase or decrease the Exchange Offer Consideration currently offered or the amount of Warrants sought to be purchased.

                   PURPOSES AND EFFECTS OF THE EXCHANGE OFFER

         The purpose of the Exchange Offer is to reduce the overhang to the market for its Common Stock and offer Warrant holders the opportunity to participate in the long term ownership of the Company's securities. The Company believes that the overhang will be reduced in two ways. First, upon the consummation of the Exchange Offer, the potential number of shares of Common Stock issuable upon the exercise of outstanding Warrants and Options would be substantially reduced. Second, the Company believes that the proposed amendments to the Certificate of Designations, Preferences and Other Rights and Qualifications of Class A Preferred Stock (and specifically the Delayed Conversion Option) should result in the issuance of less shares of Common Stock in the future since the Company believes that if its business plan is achieved there could be an increase in the trading price of the Common Stock between May 1, 1998 and June 30, 1999 which may enable the trading price of its Common Stock to be above $4.00 per share. Under the terms of the Preferred Stock, if the trading price of the Common Stock is below $4.00 for the last ten trading days in the fiscal quarter of the Company prior to such conversion, the number of shares of Common Stock to be issued upon the conversion of Preferred Stock increases at the same rate as the stock price decreases below $4.00 per share. In contrast, if the trading price of the Common Stock is $4.00 or above for the last ten trading days in the fiscal quarter of the Company prior to conversion, 4,200,000 shares of Common Stock would be issued upon the conversion of Preferred Stock. Until recently, the trading price of the Company's Common Stock during 1997 has been below $2.00 per share. During the ten (10) day trading period in the fiscal quarter immediately preceding the date of the commencement of the Exchange Offer offering, the closing sales price of the Company's Common Stock as reported by the Nasdaq SmallCap was 1.47 per share. Assuming conversion of all outstanding Preferred Stock based upon such trading price an aggregate of 12,330,275 shares of Common Stock would be issued as of the date of the commencement of the Exchange Offer. However, there can be no assurance as to the trading price of the Common Stock at the time of the initial right of Preferred Stockholders to convert Preferred Stock into shares of Common Stock or at any time thereafter.

         The Company reviewed various exchange ratios and has concluded that a ratio of one share of Common Stock for every 2.8 warrants best serves the needs of the Company, its stockholders and the Warrant holders. The Company believes that such ratio will enable Warrant holders to receive immediate value for their investment since the trading price of the Common Stock is currently below the exercise price of the Warrants, while at the same time minimizing the dilutive effect on its current Common Stockholders since only a maximum of 1,500,000 shares of Common Stock will be issued as a result of the exchange. The Exchange Offer will also allow Warrant holders to participate through the ownership of Common Stock, in any long term appreciation resulting therefrom. The holders of such Common Stock will be able to "tack" the holding period of the Warrants to their Common Stock for purposes of Rule 144. Accordingly, since the Warrants were acquired on December 13, 1996, sales of the Common Stock may be made in compliance with Rule 144 commencing December 13, 1997. The Company believes that by allowing Warrant holders to immediately receive Common Stock without the payment of the exercise price also negates any negative impact of the Delayed Conversion Option.

                            PROCEDURES FOR TENDERING

         TENDERS OF SECURITIES. For a Registered Holder to validly tender Warrants pursuant to the Exchange Offer, a properly completed and validly executed Letter of Transmittal (or a facsimile thereof), together with any signature guarantees or, in the case of a Book-Entry Transfer (as defined below), an Agent's Message (as defined below), and any other documents required by the instructions to the Letter of Transmittal, must be received by the Exchange Agent prior to the Expiration Date at the address set forth in the Letter of Transmittal. In addition, the Exchange Agent must receive either certificates for tendered Warrants at any of such addresses or such Warrants must be transferred pursuant to the procedures for book-entry transfer described below and a confirmation of, or an Agent's Message with respect to, such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date. A Registered Holder who desires to tender Warrants and who cannot comply with the procedures set forth herein for tender on a timely basis or whose Warrants are not immediately available must comply with the procedures for guaranteed delivery set forth below. Letters of Transmittal, certificates representing Warrants and confirmations of, or an Agent's Message with respect to, book-entry transfer should be sent only to the Exchange Agent, and not to the Company or the Trustee.

         The term "Agent's Message" means (i) a message transmitted by a Book-Entry Facility to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility (as defined herein) has received an express acknowledgment from the participant in such Book-Entry Transfer Facility, (ii) tendering the Warrants that such participant has received and (iii) agreeing to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant.

         DELIVERY OF LETTERS OF TRANSMITTAL. If the certificates for Warrants are registered in the name of a person other than the signer of the Letter of Transmittal relating thereto, then, in order to tender such Warrants pursuant to the Exchange Offer, the certificates evidencing such Warrants must be endorsed or accompanied by appropriate bond powers signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or bond powers guaranteed as provided below.

         ANY BENEFICIAL OWNER WHOSE WARRANTS ARE REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE AND WHO WISHES TO TENDER WARRANTS IN THE EXCHANGE OFFER SHOULD CONTACT SUCH REGISTERED HOLDER PROMPTLY AND INSTRUCT SUCH REGISTERED HOLDER TO TENDER THE WARRANTS ON SUCH BENEFICIAL OWNER'S BEHALF. IF ANY BENEFICIAL OWNER WISHES TO TENDER WARRANTS HIMSELF, THAT BENEFICIAL OWNER MUST, PRIOR TO COMPLETING AND EXECUTING THE LETTER OF TRANSMITTAL AND, WHERE APPLICABLE, DELIVERING HIS WARRANTS, EITHER MAKE APPROPRIATE ARRANGEMENTS TO REGISTER OWNERSHIP OF THE WARRANTS IN SUCH BENEFICIAL OWNER'S NAME OR FOLLOW THE PROCEDURES DESCRIBED IN THE IMMEDIATELY

PRECEDING PARAGRAPH. THE TRANSFER OF RECORD OWNERSHIP MAY TAKE A CONSIDERABLE AMOUNT OF TIME.

         The method of delivery of Warrants, Letters of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holder tendering the Warrants. If delivery is to be made by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent prior to that date and time.

         Included with the Letter of Transmittal is a written consent of the holders of the Preferred Stock providing for the approval of amendments to the terms of the Preferred Stock. Since the Exchange Offer is conditioned upon the approval of the amendments to the Preferred Stock, any Warrant holder who would like to participate in the Exchange Offer is required to deliver the written consent to the Company along with the Letter of Transmittal. Since the Exchange Offer is conditioned upon the approval of the amendments to the Preferred Stock, the Company is requiring that any Warrant holder who would like to participate in the Exchange Offer is required to deliver the written consent to the Company along with the Letter of Transmittal.

         BOOK-ENTRY TRANSFER. Promptly after the commencement of the Exchange Offer, the Exchange Agent and the Company will seek to establish a new account or utilize an existing account with respect to the Warrants at The Depository Trust Company (a "Book-Entry Transfer Facility"). Any financial institution that is a participant in the Book-Entry Transfer Facility system and whose name appears on a security position listing as the owner of Warrants may make book-entry delivery of such Warrants by causing the Book-Entry Transfer Facility to transfer such Warrants into the Exchange Agent's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Warrants may be effected through book-entry transfer at a Book-Entry Transfer Facility, the applicable Letter of Transmittal (or a facsimile or electronic copy thereof or an electronic agreement to comply with the terms thereof), properly completed and validly executed, with any required signature guarantees, an Agent's Message and any other required documents, must, in any case, be received by the Exchange Agent at one of its addresses set forth on the back cover page of this Offering Circular/Proxy Statement on or prior to the Expiration Date, or the tendering holder must comply with the guaranteed delivery procedures described below. The Company may elect to waive receipt of a written Letter of Transmittal if delivery is properly effected through the Book-Entry Transfer Facility.

         IN ORDER TO BE ASSURED OF PARTICIPATING IN THE EXCHANGE OFFER, ANY BENEFICIAL OWNER WHOSE WARRANTS ARE REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE OR WHO WISHES TO TENDER WARRANTS SHOULD CONTACT SUCH REGISTERED HOLDER PROMPTLY (LEAVING SUCH REGISTERED HOLDER WITH SUFFICIENT TIME TO TENDER THE WARRANTS ON THE BENEFICIAL HOLDERS BEHALF) AND INSTRUCT SUCH REGISTERED HOLDER TO TENDER THE WARRANTS ON SUCH BENEFICIAL OWNER'S BEHALF.

         SIGNATURE GUARANTEES. Signatures on the Letter of Transmittal must be guaranteed by an "eligible guarantor institution" as defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being an "Eligible Institution") unless (a) the Letter of Transmittal is signed by the registered holder of the Warrants tendered therewith (or by a participant in one of the Book-Entry Transfer Facilities whose name appears on a security position listing as the owner of such Warrants) and neither the "Special Payment Instructions" box nor the "Special Delivery Instructions" box of the Letter of Transmittal is completed, or (b) such Warrants are tendered for the account of an Eligible Institution.

         GUARANTEED DELIVERY. If a holder desires to tender Warrants pursuant to the Exchange Offer and (a) certificates representing such Warrants are not immediately available, (b) time will not permit such holder's Letter of Transmittal, certificates evidencing such Warrants or other required documents to reach the Exchange Agent prior to the Expiration Date or (c) such holder cannot complete the procedures for book-entry transfer prior to the Expiration Date, a tender may be effected if all the following are complied with:

                  (a) such tender is made by or through an Eligible Institution;

                  (b) on or prior to the Expiration Date, the Exchange Agent has received from such Eligible Institution, at the address of the Exchange Agent set forth in the Letter of Transmittal, a properly completed and validly executed Notice of Guaranteed Delivery (by telegram, telex, facsimile transmission, mail or hand delivery) in substantially the form accompanying this Offering Circular/Proxy Statement , setting forth the name and address of the registered holder and the principal amount or number of Warrants being tendered and stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the date of the Notice of Guaranteed Delivery, the Letter of Transmittal validly executed (or a facsimile thereof), together with certificates evidencing the Warrants (or confirmation of, or an Agent's Message with respect to, book-entry transfer of such Warrants into the Exchange Agent's account with a Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal and the instructions thereto, will be deposited by such Eligible Institution with the Exchange Agent; and

                  (c) such Letter of Transmittal (or a facsimile thereof), properly completed and validly executed, together with certificates evidencing all physically delivered Warrants in proper form for transfer (or confirmation of, or an Agent's Message with respect to, book-entry transfer of such Warrants into the Exchange Agent's account with a Book-Entry Transfer Facility) and any other required documents are received by the Exchange Agent within three New York Stock Exchange trading days after the date of such Notice of Guaranteed Delivery.

         LOST OR MISSING CERTIFICATES. If a holder desires to tender Warrants pursuant to the Exchange Offer but the certificates evidencing such Warrants have been mutilated, lost, stolen or destroyed, such holder should write to or telephone the Trustee, at the address or telephone number listed below, about procedures for obtaining replacement certificates for such Warrants or arranging for indemnification or any other matter that requires handling by the Trustee:

         Continental Stock Transfer & Trust Company
         Two Broadway, 19th Floor
         New York, New York  10004
         Telephone No. (212) 509-4000 Ext. 535
         Telecopy No. (212) 509-5150

         TENDER CONSTITUTES AN AGREEMENT. The tender of Warrants into the Exchange Offer pursuant to any of the procedures described above, including tendering through a book- entry delivery, will constitute a binding agreement between the tendering holder and the Company upon the terms and conditions of the Exchange Offer, and a representation that (i) such holder owns the Warrants being tendered and is entitled to tender such Warrants as contemplated by the Exchange Offer all within the meaning of Rule 14e-4 under the Exchange Act, and
(ii) the tender of such Warrants complies with Rule 14e-4.

         Further, by executing or transmitting a Letter of Transmittal (as set forth above, including book-entry transfer, and subject to and effective upon acceptance for exchange for the Warrants tendered therewith or effectively agreeing to the terms of the Letter of Transmittal pursuant to a book- entry delivery), a tendering holder irrevocably sells, assigns and transfers to or upon the order of the Company or its assignee all right, title and interest in and to all such Warrants tendered thereby, waives any and all rights with respect to the Warrants and releases and discharges the Company from any and all claims such holder may have now, or may have in the future, arising out of or related to the Warrants, and each such holder irrevocably selects and appoints the Exchange Agent the true and lawful agent and attorney-in-fact of such holder with respect to such Warrants, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Warrants, or transfer ownership of such Warrants on the account books maintained by a

Book-Entry Transfer Facility, together, in each case, with all accompanying evidences of transfer and authenticity, to or upon the order of the Company, (b) present such Warrants for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Warrants (except that the Depositary will have no rights to or control over funds from the Company).

         OTHER MATTERS. Notwithstanding any other provision of the Exchange Offer, delivery of the shares of Common Stock for Warrants tendered and accepted pursuant to the Exchange Offer will occur only after timely receipt by the Exchange Agent of such Warrants (or confirmation of, or an Agent's Message with respect to, book-entry transfer of such Warrants into the Exchange Agent's account with a Book-Entry Transfer Facility), together with properly completed and validly executed Letters of Transmittal (or a facsimile or electronic copy thereof or an electronic agreement to comply with the terms thereof) and any other required documents.

         All questions as to the form of all documents, the validity (including time of receipt) and acceptance of tenders of the Warrants will be determined by the Company, in its sole discretion, the determination of which shall be final and binding. Alternative, conditional or contingent tenders of Warrants will not be considered valid. The Company reserves the absolute right to reject any or all tenders of Warrants that are not in proper form or the acceptance of which, in the Company's opinion, would be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Warrants. If the Company waives its right to reject a defective tender of Warrants, the holder will be entitled to the Exchange Offer Consideration. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding. Any defect or irregularity in connection with tenders of Warrants must be cured within such time as the Company determines, unless waived by the Company. Tenders of Warrants shall not be deemed to have been made until all defects and irregularities have been waived by the Company or cured. None of the Company, the Exchange Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders of Warrants, or will incur any liability to holders for failure to give any such notice.

                              WITHDRAWAL OF TENDERS

         Tenders of Warrants may be withdrawn at any time until the Expiration Date as such date may be extended. Thereafter, such tenders are irrevocable, except that they may be withdrawn after the expiration of 40 business days from the commencement of the Exchange Offer (November 19, 1997) unless accepted for exchange prior to that date.

         Holders who wish to exercise their right of withdrawal with respect to a Exchange Offer must give written notice of withdrawal, delivered by mail, hand delivery or facsimile transmission, to the Exchange Agent at the address set forth in the Letter of Transmittal prior to the Expiration Date or at such other time as otherwise provided for herein. In order to be effective, a notice of withdrawal must specify the name of the person who deposited the Warrants to be withdrawn (the "Depositor"), the name in which the Warrants are registered, if different from that of the Depositor, and the number of Warrants to be withdrawn prior to the physical release of the certificates to be withdrawn. If tendered Warrants to be withdrawn have been delivered or identified through confirmation of book-entry transfer to the Exchange Agent, the notice of withdrawal also must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with withdrawn Warrants. The notice of withdrawal must be signed by the registered holder of such Warrants in the same manner as the applicable Letter of Transmittal (including any required signature guarantees), or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of such Warrants.
Withdrawals of tenders of Warrants may not be rescinded, and any Warrants withdrawn will be deemed not validly tendered thereafter for purposes of the Exchange Offer. However, properly withdrawn Warrants may be tendered again at any time prior to the Expiration Date by following the procedures for tendering not previously tendered Warrants described elsewhere herein.

         All questions as to the form, validity and eligibility (including time of receipt) of any withdrawal of tendered Warrants will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Exchange Agent or any other person will be under any duty to give notification of any defect or irregularity in any withdrawal of tendered Warrants, or will incur any liability for failure to give any such notification.

         If the Company is delayed in its acceptance for conversion and payment for any Warrants or is unable to accept for conversion or convert any Warrants pursuant to the Exchange Offer for any reason, then, without prejudice to the Company's rights hereunder, tendered Warrants may be retained by the Exchange Agent on behalf of the Company and may not be withdrawn (subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that the issuer making the tender offer pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of a tender offer), except as otherwise permitted hereby.

                                FRACTIONAL SHARES

         No fractional shares of Common Stock will be issued in the Exchange Offer. All fractional shares will be rounded to the nearest whole number.

                             ACCEPTANCE OF WARRANTS;
                            DELIVERY OF COMMON STOCK

         The acceptance of the Warrants validly tendered for exchange and not withdrawn will be made as promptly as practicable after the Expiration Date. For purposes of the Exchange Offer, the Company will be deemed to have accepted for exchange validly tendered Warrants if, as and when the Company gives oral or written notice thereof to the Exchange Agent. Such notice of acceptance shall constitute a binding contract between the Company and the tendering holder pursuant to which the Company will be obligated to provide the Exchange Offer Consideration therefor. Subject to the terms and conditions of the Exchange Offer, delivery of Common Stock in respect of Warrants accepted and exchanged pursuant to the Exchange Offer. The Exchange Agent will act as agent for the tendering holders of Warrants for the purposes of receiving Common Stock and transmitting the Common Stock (through Book-Entry Transfer or otherwise) to the tendering holders. Tendered Warrants not accepted for conversion by the Company, if any, will be returned without expense to the tendering holder of such Warrants (or, in the case of Warrants tendered by book-entry transfer into the Exchange Agent's account at a Book-Entry Transfer Facility, such Warrants will be credited to an account maintained at a Book-Entry Transfer Facility) as promptly as practicable following the Expiration Date.


            CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO WARRANTHOLDERS

         The following discussion summarizes the material federal income tax consequences to holders of the Warrants (herein referred to as "Holders") relating to the exchange of the Warrants for Common Stock of the Company. The discussion is based upon the Internal Revenue Code of 1986 (the "Code"), the applicable Treasury Regulations (the "Regulations") and judicial and administrative interpretations of the Code and Regulations, all as in effect on the date of this Prospectus. Each Holder should be aware that the Code and the Regulations, and any interpretation thereof, are subject to change and that any change could be applied retroactively. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular Holder in light of his personal investment circumstances or to certain types of Holders subject to special treatment under the federal income tax laws (for example, tax-exempt entities and foreign taxpayers) and does not discuss any aspect of state, local or foreign tax laws. Each Holder is urged to consult his own tax advisor to determine the particular tax consequences to him (including the applicability and effect of state, local, foreign and other tax laws) of the exchange of the Warrants for Common Stock.

Exchange of Warrants for Common Stock

         In general, a Holder exchanging Warrants for Common Stock will recognize gain or loss equal to the difference between the amount realized upon the exchange (which will be equal to the fair market value of the Common Stock received in exchange for the Warrants), and the basis of the Warrants that were exchanged therefor. Such gain or loss will be capital gain or loss if the Warrants thus exchanged were a capital asset in the hands of the Holder and the Common Stock which would have been acquired upon the exercise of a Warrant would have been a capital asset if so acquired, and will be long-term capital gain or loss if the Holder has held the Warrants for more than 18 months prior to the sale.

Tax Basis and Holding Period of the Common Stock

         Shares of Common Stock acquired upon the exchange of the Warrants will have a tax basis equal to their fair market value at the time of the exchange. The Holder may not tack to his holding period of the Common Stock the period he held the Warrants transferred in exchange for the Common Stock.

Disposition of Common Stock

         Upon the sale or exchange of shares of Common Stock to or with a person other than the Company, a Holder will, as a general rule, recognize capital gain or loss equal to the difference between the amount realized upon such sale or exchange and the Holder's adjusted tax basis in such shares. Any capital gain or loss recognized will generally be treated as long-term capital gain or loss if the Holder held such shares for more than 18 months.

                                 EXCHANGE AGENT

         Continental Stock Transfer & Trust Company has been appointed Exchange Agent for the Exchange Offer. All deliveries and correspondence sent to the Exchange Agent should be directed to the address set forth in the Letter of Transmittal Requests for assistance or additional copies of this Offering Circular/Proxy Statement and the Letter of Transmittal should be directed to the Exchange Agent, at its address set forth on the back cover page of this Offering Circular/Proxy Statement. The Company has agreed to pay the Exchange Agent customary fees for its services and to reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company also has agreed to indemnify the Exchange Agent for certain liabilities, including liabilities under the federal securities laws.

                                  MISCELLANEOUS

         The Company has not retained any dealer manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting tenders of Warrants. However, directors, officers and employees of the Company (who will not be separately compensated for such services) may solicit exchanges by use of the mails, personally or by telephone, facsimile or similar means of electronic transmission. The Company also will pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses incurred in forwarding copies of this Offering Circular/Proxy Statement and related documents to the beneficial owners of the Warrants and in handling or forwarding tenders of Warrants by their customers.

                            DESCRIPTION OF SECURITIES

         The Company is currently authorized to issue 50,000,000 shares of the Company's Common Stock, par value $.01 per share, and 2,000,000 shares of preferred stock, par value $.01 per share. As of the date of this Offering Circular/Proxy Statement, 7,978,305 shares of the Company's Common Stock are currently issued and outstanding and 6,720 shares of Preferred Stock are issued are issued and outstanding. The Preferred Stock is currently convertible into Common Stock commencing May 1, 1998. During the ten (10) day trading period in the fiscal quarter immediately preceding the date of the commencement of the Exchange Offer, the average closing sales price of the Company's Common Stock as reported by the Nasdaq SmallCap Market was $1.47 per share. Assuming conversion of all outstanding Preferred Stock based upon such trading price an aggregate of 12,330,275 shares of Common Stock would be issued. As part of the proposal to amend the Certificate of Designations, Preferences and Other Rights and Qualifications of the Preferred Stock, the Company is seeking to delay the date in which the Preferred Stock is convertible to Common Stock from May 1, 1998 to June 30, 1999.

Common Stock

         The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted can elect all of the directors then being elected at a meeting at which a quorum is present. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for the Convertible Preferred Stock and any other class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no redemption, preemptive or other subscription rights, and there are no conversion provisions applicable to the Common Stock.

Convertible Preferred Stock

         The following describes the current designations, preferences and other rights and qualifications of the Preferred Stock. See "Proposal to Amend the Terms of the Preferred Stock" for a description of proposed amendments to the terms of the Preferred Stock.

         Stated Value. Each share of Preferred Stock will have a stated value (the "Stated Value") equal to $1,250.

         Liquidation Preferences. Upon a liquidation of the Company (including a sale by the Company of all or substantially all of its assets or a merger or consolidation of the Company with another Company where the Company is not the surviving entity), the assets of the Company available for distribution to the stockholders of the Company, whether from capital, surplus or earnings, shall be distributed in the following order of priority: (i) the holders of the Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution to the holders of any Junior Securities (as defined below) of the Company, an amount equal to the product of the Stated Value multiplied by 1.1 for each share of Convertible Preferred Stock then outstanding and (ii) the remaining assets of the Company available for distribution, if any, to the stockholders of the Company shall be distributed pro rata to the holders of issued and outstanding shares of Common Stock.

         Ranking. The Convertible Preferred Stock will rank senior to all classes and series of capital stock of the Company now existing or hereinafter authorized, issued or outstanding, including, without limitation, the Common Stock, and any other classes and series of capital stock of the Company now or hereinafter authorized, issued or outstanding (collectively, "Junior Securities"). The Company will not issue any class or series of any class of capital stock which ranks pari passu with the Convertible Preferred Stock with respect to rights on liquidation, dissolution or winding up of the Company.

         Dividends. The holders of the Convertible Preferred Stock shall not be entitled to receive any dividends, cash or otherwise, in connection with the Preferred Stock. No dividends shall be payable upon any Junior Securities unless equivalent dividends, on an as-converted basis, are declared and paid concurrently on the Convertible Preferred Stock. No dividends shall be payable on any other classes of preferred stock during such time as the Convertible Preferred Stock is outstanding.

         Conversion. The holders of the Convertible Preferred Stock shall have the right, at the holder's option, at any time after April 30, 1998 (or June 30, 1999 if the Delayed Conversion Option is accepted), or from time to time thereafter, to convert each share of Convertible Preferred Stock into such whole number of shares of Common Stock equal to the aggregate Stated Value of the Convertible Preferred Stock to be converted divided by the lesser of (i) $2.00 or (ii) 50% of the average closing sale price for the Common Stock for the last ten trading days in the fiscal quarter of the Company prior to such conversion (the "Conversion Rate"). The Conversion Rate of the Convertible Preferred Stock (when calculated on the basis of dividing the Stated Value by $2.00 only) will be subject to adjustment to protect against dilution in the event of stock dividends, stock splits, combinations, subdivision and reclassifications.

         Redemption. (a) At any time and from time to time, the Company shall have the option (unless otherwise prevented by law) to redeem all, or any portion of on a pro-rata basis, the Convertible Preferred Stock, upon 30 days prior written notice, at a redemption price equal to 1.1 multiplied by the Stated Value for each such share of the Convertible Preferred Stock; and (b) the Company must redeem the Convertible Preferred Stock at 1.1 multiplied by the Stated Value, in the event the Company receives proceeds from (i) the exercise of any of the Company's outstanding Common Stock Purchase Warrants, or (ii) any other equity financing, provided, however, that only 50% of the proceeds from such other financing will be used to redeem the Convertible Preferred Stock. If the proceeds raised from the exercise of the Common Stock Purchase Warrants or such other equity financing are not sufficient to redeem all of the Convertible Preferred Stock, the Convertible Preferred Stock shall be redeemed with such proceeds on a pro-rata basis. Pursuant to the Revised Redemption Terms, one-third of the net proceeds from any public offering consummated by the Company prior to January 1, 2000 will be used to redeem the Convertible Preferred Stock and if the closing price of the Company's Common Stock is at least $6.00 for 10 days in any 30 day period, the Company will use its best efforts to complete an underwritten offering of its Common Stock.

         Voting. The holders of the Convertible Preferred Stock shall be entitled to vote on all matters submitted to the stockholders. Each share of Convertible Preferred Stock shall have that number of votes equal to the number of shares of Common Stock into which it is then convertible as of the record date of the proposed stockholder action. The holders of the Convertible Preferred Stock shall also vote as a separate class on all matters which the General Corporate Law of the State of Delaware specifically requires the holders of such Convertible Preferred Stock to vote as a separate class.

Other Preferred Stock

         The Company's authorized shares of preferred stock may be issued in one or more series, and the Board of Directors is authorized, without further action by the stockholders, to designate the rights, preferences, limitations and restrictions of and upon shares of each series, including dividend, voting, redemption and conversion rights. The Board of Directors also may designate par value, preferences in liquidation and the number of shares constituting any series. The Company believes that the availability of preferred stock issuable in series will provide increased flexibility for structuring possible future financings and acquisitions, if any, and in meeting other corporate needs. It is not possible to state the actual effect of the authorization and issuance of any series of preferred stock upon the rights of holders of Common Stock until the Board of Directors determines the specific terms, rights and preferences of a series of preferred stock. However, such effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, or impairing liquidation rights of such shares without further action by holders of the Common Stock. In addition, under various circumstances, the issuance of preferred stock may have the effect of facilitating, as well as impeding or discouraging, a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management. Issuance of preferred stock could also adversely effect the market price of the Common Stock. The Company has no present plan to issue any shares of preferred stock.

               PROPOSAL TO AMEND THE TERMS OF THE PREFERRED STOCK

         In connection with the Exchange Offer and as a condition to the consummation of the Exchange Offer, the Company is seeking a written consent of the holders of not less than a majority of all outstanding shares of Preferred Stock to proposed amendments to the Certificate of Designations, Preferences and Other Rights and Qualifications of Class A Preferred Stock which would (i) delay the date when the Preferred Stock can first be converted into Common Stock of the Company from May 1, 1998 to June 30, 1999 (the "Delayed Conversion Option") and (ii) modify the redemption feature of the Preferred Stock (the "Revised Redemption Terms") so that (a) one-third of the net proceeds from any public offering consummated by the Company prior to January 1, 2000 will be used to redeem the outstanding Preferred Stock and (b) if the closing price of the Company's Common Stock is at least $6.00 for

10 days in any 30 day period, the Company will use its best efforts to complete an underwritten offering of its Common Stock. The Preferred Stock will be redeemed on a pro rata basis, as currently provided in the Certificate of Designations, Preferences and Other Rights and Qualifications of Class A Preferred Stock.

         The approval of the amendments to the terms of the Preferred Stock are being proposed in connection with, and are a condition of, the approval of the Exchange Offer. The Company believes that as part of providing the holders of the Warrants with the opportunity to immediately receive Common Stock without the payment of the exercise price, it must also reduce the overhang to the market for the Common Stock. Management believes that the Delayed Conversion Option would reduce the overhang to the market for its Common Stock since the number of shares of Common Stock issuable upon exercise of Preferred Stock is equal to the aggregate stated value of the Preferred Stock to be converted divided by the lesser of (i) $2.00 or (ii) 50% of the average closing sale price for the Common Stock for the last ten trading days in the fiscal quarter of the Company prior to such conversion. The Company believes that if its business plan is achieved there should be an increase in the trading price of the Common Stock between May 1, 1998 and June 30, 1999. However, there can be no assurance as to the trading price of the Common Stock at the time of conversion of the Preferred Stock or at any time.

         Management believes that the Revised Redemption Terms are necessitated by the recently completed Exchange Offer for its publicly-traded common stock purchase warrants. Currently the Company is required to use any proceeds it receives from the redemption of any such common stock purchase warrants for the redemption of the Preferred Stock. Since such Warrants are no longer outstanding the proceeds from such common stock purchase warrants can no longer be used for the redemption of the Preferred Stock. In addition, the Company would like to decrease the amount of proceeds it is required to allocate toward redeeming the Preferred Stock from 50% to 33% so that it can use any of such proceeds to expand and develop its business. Accordingly, the Company believes that an adjustment of the redemption feature of the Preferred Stock was required. The Company believes, however, that in order to counteract any negative effects from these actions on the redemption rights of Preferred Stock it will agree to revise the redemption provision of the Certificate of Designations, Preferences and Rights to provide that the Company will use its best efforts to complete an underwritten offering of Common Stock if its Common Stock trades at $6.00 or more for ten days in any thirty day period. In addition, the Company believes any negative impact of the Revised Redemption Terms is also counter-balanced by the Exchange Offer.

         The approval of the proposed amendments to the Preferred Stock requires the written consent of the holders of not less than a majority of all outstanding shares of Preferred Stock. Included with the Letter of Transmittal is a written consent of the holders of the Preferred Stock providing for the approval of amendments to the terms of the Preferred Stock. Since the Exchange Offer is conditioned upon the approval of the amendments to the Preferred Stock, the Company is requiring that any Warrant holder who would like to participate in the Exchange Offer is required to deliver the written consent to the Company along with the Letter of Transmittal. Since the Exchange Offer is conditioned upon the approval of the amendments to the Preferred Stock, the Company is requiring that any Warrant holder who would like to participate in the Exchange Offer is required to deliver the written consent to the Company along with the Letter of Transmittal. The Company may, but is not obligated to, reject any Letter of Transmittal which is not accompanied by a duly executed written consent.

         If the proposal is approved, the Company will send a notice pursuant to
Section 228(d) of the Delaware General Corporation Law ("DGCL") that the proposal has been approved in accordance with the DGCL. Accordingly, as required by Section 228(d) of the DGCL, such notice may be sent even before the closing of the Exchange Offer, however, the effectiveness of the amendment will be conditional upon the consummation of the Exchange Offer.